Exhibit 10.1

VIGIL NEUROSCIENCE, INC.

100 Forge Road, Suite 700

Watertown, MA 02472

Date: May 21, 2025

VIA EMAIL AND FEDEX

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320

Attn: Corporate Secretary

Re:	Partial Termination of License Agreement solely with respect to the MAB Program

Ladies and Gentlemen:

Reference is hereby made to the Exclusive License Agreement, dated July 9, 2020, by and between Amgen Inc. (“Amgen”) and Vigil Neuroscience, Inc. (“Vigil”) (as amended, the “Agreement”). Capitalized terms used herein and not otherwise defined will have the meanings ascribed to such terms in the Agreement.

Vigil hereby notifies Amgen of its intention to enter into that certain Agreement and Plan of Merger, by and among Vigil, Parent (as defined in the Merger Agreement) (“Buyer”) and Merger Sub (as defined in the Merger Agreement), on or about the date hereof (as amended, restated, supplemented, waived or otherwise modified, the “Merger Agreement”), pursuant to which Vigil will merge with Merger Sub and become a wholly owned subsidiary of Buyer (the “Merger”). Vigil also hereby notifies Amgen of its termination of the Agreement solely with respect to the MAB Program in accordance with Sections 9.3.2, 9.5 and 9.6 of the Agreement, subject to the modified terms and conditions set forth in this letter agreement.

By signing and countersigning below, Vigil and Amgen hereby agree as follows:

1.

Termination. Notwithstanding anything in the Agreement to the contrary, Amgen hereby acknowledges and agrees that the discretionary termination by Vigil notified hereunder solely with respect to the MAB Program under Section 9.3.2 of the Agreement (as modified by this letter agreement) (the “MAB Program Termination”) is permitted under the terms of the Agreement and is hereby accepted by Amgen, and Amgen will not contest such termination. Such termination solely with respect to the MAB Program will be effective as of immediately prior to, and contingent upon, the closing of the Merger in accordance with the Merger Agreement (the “Termination Effective Date”).

2.	Modified Termination Consequences and Other Commitments.

a.

Except as otherwise expressly set forth in this letter agreement: (i) the termination of the MAB Program shall have the effects set forth in Section 9.5 and 9.6 of the Agreement; and (ii) effective upon the MAB Program Termination on the Termination Effective Date, the MAB Program and the MAB Product shall, for all purposes under the Agreement, be deemed to be a Terminated Program and a Terminated Product.

b.

Vigil will provide to Amgen a copy of the readout of the clinical study for the MAB Program with the identifier NCT05677659, titled “A Study of VGL101 in Patients with Adult-Onset Leukoencephalopathy with Axonal Spheroids and Pigmented Glia” promptly following its availability to Vigil. In connection with such readout, Vigil will be available to present the data for the readout to Amgen and answer any questions of Amgen relating thereto.

c.

For purposes of Section 9.5(a), Section 9.5(f) and Section 9.5(g), in respect of all actions, events or other items contemplated as occurring or contingent only upon Amgen’s request, election, exercise of an affirmative right or other similar indication of consent or assent, Amgen shall communicate its final decision with respect to such action, event or item within ten (10) business days following the date that Vigil provides the readout to Amgen (the “Amgen Election Deadline”). For the avoidance of doubt, in the event that Amgen does not communicate a final position with respect to such action, event or item prior to the Amgen Election Deadline, Amgen shall automatically be deemed to have declined with respect to its ability to request, elect, exercise affirmative rights or otherwise consent or assent to such action, event or item. In particular, in furtherance of the foregoing, by no later than the Amgen Election Deadline, Amgen shall expressly request in writing that Vigil either (i) transfer to Amgen or (ii) wind down any ongoing clinical trials or studies with respect to the MAB Program. If Amgen does not communicate its election as between the foregoing options prior to the Amgen Election Deadline, then Amgen shall automatically be deemed to have elected option (ii) (the “Wind-Down Option”). In the case of Amgen’s election or deemed election of the Wind-Down Option, Vigil will wind down any ongoing clinical trials or studies with respect to the MAB Program in accordance with accepted pharmaceutical industry norms and ethical practices, and Vigil will be responsible for any costs associated with such wind-down; provided that the activities set forth on Schedule A will be performed prior to the Termination Effective Date.

d.

In lieu of the first sentence of Section 9.5(d) of the Agreement, effective as of the Termination Effective Date, Vigil will assign all of its right, title and interest in all Regulatory Filings that are owned (in whole or in part) or otherwise controlled by Vigil and its Affiliates prior to termination and are exclusively related to the Terminated Product and Amgen hereby agrees to accept such assignment; provided, however, that, upon Amgen’s election or deemed election of the Wind-Down Option, Vigil will close any or all of such Regulatory Filings prior to such assignment as and to the extent provided in Schedule A. Each party shall promptly file any documents and take any other actions as may be reasonably required to effect such transfer.

e.

In lieu of Section 9.5(e) of the Agreement, in connection with the MAB Program Termination and effective as of the Termination Effective Date, (i) Vigil shall transfer (with respect to Know-How) and shall and hereby does assign (with respect to Patent Rights) to Amgen, and Amgen hereby accepts such transfer and assignment (as the case may be) of, all of Vigil’s right, title and interest in all Know-How and Patent Rights solely to the extent that the following conditions are satisfied: (x) they are Controlled by Vigil or any of its Pre-Existing Affiliates and Sublicensees prior to the closing of the Merger in accordance with the Merger Agreement (the “IP Cut-Off Date”) and (y) solely relate to the Terminated Product and which are necessary for Exploiting such Terminated Product, including, without limitation, the Know-How and Patent Rights set forth on Schedule B, and (ii) Vigil shall and hereby does grant to Amgen a worldwide, perpetual and irrevocable non-exclusive license, with the right to grant sublicenses through multiple tiers, under Agreement Technology (as such term is defined below) solely for use in Exploiting such Terminated Product. As used herein: “Agreement Technology” means any Know-How and Patent Rights Controlled by Vigil or any of its Affiliates and Sublicensees that are not solely related to the Terminated Product but that are necessary for Exploiting such Terminated Product and either (1) exist as of the IP Cut-Off Date, including without limitation, the Know-How and Patent Rights listed on Schedule C, or (2) after the IP Cut-Off Date, any Patent Rights that claim (A) Know-How licensed or developed under the Agreement or (B) improvements to such Know-How; and “Pre-Existing Affiliates and Sublicensees” means solely those Affiliates and Sublicensees of Vigil that were Affiliates or Sublicensees, as applicable, immediately prior to the IP Cut-Off Date. For the avoidance of doubt, Agreement Technology expressly excludes Buyer’s and its Affiliates’ Know-How and Patent rights as of the IP Cut-Off Date.

f.

In connection with the termination of the MAB Program, Vigil will only be required to return to Amgen the Licensed Materials that exclusively relate to the MAB Program (rather than all Licensed Materials as currently contemplated by Section 9.5(k) of the Agreement). For the avoidance of doubt, Vigil will have no obligation to return to Amgen any Licensed Materials that relate to the Small Molecule Program in connection with the termination of the MAB Program.

g.	Vigil hereby waives all royalties that would otherwise be payable by Amgen to Vigil for the Terminated Product.

3.

Termination. This letter agreement shall automatically terminate, without further action by the parties hereto, and shall be of no further force or effect, upon the earlier of (i) the termination of the Merger Agreement and (ii) May 21, 2026, if the Termination Effective Date has not yet occurred.

4.

Miscellaneous. This letter agreement, together with the Agreement, constitutes the entire agreement between the Parties with respect to the specific subject matter hereof, and amends the terms and conditions of the Agreement to the extent necessary to give effect to the terms and conditions of this letter agreement. Except as specifically amended in accordance with the preceding sentence, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

Without limiting the foregoing, Amgen hereby acknowledges and agrees that the Agreement will continue in full force and effect for the Small Molecule Program. This letter agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which, taken together, will constitute a single agreement binding on all parties. Facsimile and electronic transmission signatures will be treated as original signatures. This letter agreement will be governed by and interpreted in accordance with the laws of the State of New York without giving effect to its conflict of laws provisions.

If you agree with the above the provisions, kindly countersign this letter agreement where indicated and return a copy to Vigil at ivana@vigilneuro.com.

[Remainder of letter intentionally left blank]

Sincerely,

VIGIL NEUROSCIENCE, INC.

By:	/s/ Ivana Magovčević-Liebisch
Name:	Ivana Magovčević-Liebisch, Ph.D., J.D.
Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

AMGEN INC.

/s/ Rachna Khosla
Name: Rachna Khosla
Title: SVP Business Development
Date: May 21, 2025

Signature Page – Notice of Partial Termination of the Agreement (solely with respect to the MAB Program)

SCHEDULE A

Wind Down Activities

SCHEDULE B

SCHEDULE C

Agreement Technology